SUPPLEMENTAL CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

PURPOSE

Pursuant to Section 406 of the Sarbanes Oxley Act of 2002, the Board of Directors (the "Board") of GuideStone Funds (the "Funds") has adopted this Supplemental Code of Ethics (the "Code") to apply to the Funds' President and Treasurer, who function as the Funds' principal executive officer and principal financial officer, respectively (the "Covered Officers"), to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the U.S. Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

•	compliance with applicable governmental laws, rules, and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Officer's personal, private interest conflicts with the interests of, or interferes with his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds, which already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("1940 Act") and the Investment Advisers Act of 1940 (11Advisers Act11). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as 11affiliated persons,, of the Funds. The compliance policies and procedures of the Funds and GuideStone Capital Management, LLC (the 11Adviser11)  are

designed to prevent, or detect and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these policies and procedures, and such conflicts fall outside of the parameters of the Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the Adviser, of which the Covered Officers are also officers. As a result, this Code recognizes that a Covered Officer will, in the normal course of his or her duties (whether formally for the Funds or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Funds. The participation of a Covered Officer in such activities is inherent in the contractual relationship between the Funds and the Adviser, and is consistent with the performance by the Covered Officer of his or her duties as an officer of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must not:

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use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	cause the Funds to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Funds; or
•	retaliate against any other Covered Officer or any employee or officer of the Funds or their affiliated persons for their reports of potential violations of this Code that are made in good faith.

There are some conflict of interest situations that must be discussed with the Funds' Chief Legal Officer if material. Examples of these include:1

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts (generally, in excess of $100) from unaffiliated persons or entities that do business or wish to do business with the Funds or the Adviser;

1 Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's immediate family engages in such an activity or has such a relationship.

•

the receipt of any entertainment except customary business lunches, dinners or entertainment (e.g., sporting events) from unaffiliated persons or entities that do business or wish to do business with the Funds or the Adviser;

•	any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than the Adviser or any affiliated person thereof; and
•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

DISCLOSURE AND COMPLIANCE

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds.
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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations.

•

Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

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upon adoption or amendment of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (using the form appended hereto) to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;
•	report at least annually on the Funds' Director and Officer Questionnaire affiliations or other relationships related to conflicts of interest; and

•	notify the Chief Legal Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Legal Officer is authorized and encouraged to consult, as appropriate, with the Chairman of the Audit Committee of the Board (the "Committee"), counsel to the Funds and counsel to the Directors who are not "interested persons" of the Funds, as that term is defined in the 1940 Act (the "Independent Directors"). However, any waivers2 sought will be considered by the Committee.

The Funds will follow these procedures in investigating credible evidence of violations, and in enforcing this Code:

•	The Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him.
•	If, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action.
•	Any matter that the Chief Legal Officer believes is a violation will be reported to the Committee.
•

If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Adviser, or a recommendation to dismiss the Covered Officer.

•	The Committee will be responsible for granting waivers, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as required by SEC rules.

OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions

2 Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

of this Code. The Funds' and the Adviser's code of ethics under rule l7j-l under the 1940 Act and rule 204A-l under the Advisers Act, and the Funds' and the Adviser's more detailed policies and procedures set forth therein are separate requirements applying to the Covered Officers and others, and are not part of this Code.

AMENDMENTS

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Directors.

CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Committee, the Funds' counsel or counsel to the Independent Directors, as appropriate.

INTERNAL USE

The Code is intended solely for the internal use of the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Adopted: Amended: Amended: Amended3: Amended:

August 6, 2003

September 13, 2005

August 18, 2017

October 21, 2020

[ November 14, 2024]

3 Technical, administrative, and other non-substantive amendments made.

SUPPLEMENTAL CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

ANNUAL REPORT AND CERTIFICATION

1.	I have received, read and understand the Supplemental Code of Ethics for Principal Executive and Financial Officers and recognize that I am subject thereto in the capacity of a "Covered Officer."
2.

I hereby certify that, during the year, I have complied with the requirements of the Supplemental Code of Ethics and I have reported all affiliations or other relationships related to conflicts of interest required to be reported pursuant to this Code.

Signature:

Name and Title:	(Principal Executive Officer)

Date:

Signature:

Name and Title:	(Principal Financial Officer) Date: